Exhibit 99.1

Aspen Aerogels, Inc. Reports Second Quarter 2015 Financial Results

NORTHBOROUGH, Mass., August 6, 2015 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen Aerogels”) today announced financial results for its second quarter of 2015, which ended June 30, 2015, and discussed business highlights from the quarter.

Total revenue for the quarter of $30.1 million reflected growth of 13% compared to the second quarter last year. On a GAAP basis, second quarter net loss was $2.7 million compared to a net loss of $42.1 million in the second quarter of 2014. GAAP net loss attributable to common stockholders per share (“GAAP EPS”) for the quarter was $0.12 compared to $13.88 in the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $1.3 million, compared to $0.4 million in the second quarter of 2014. A reconciliation of GAAP to non-GAAP results is provided in the financial schedules that are part of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter 2015 Highlights

•	Record total revenue of $30.1 million

•	Product revenue increased 15% year-over-year to $29.8 million

•	Gross profit growth of 49% year-over-year to $5.1 million

•	Adjusted EBITDA nearly tripled year-over-year to $1.3 million

“We are pleased with our second quarter results. We continued to achieve solid revenue, gross profit, and Adjusted EBITDA growth supported by output from our third manufacturing line. Strong demand from Asia and Europe more than offset the previously identified weakness in the Canadian oil sands and Latin American markets and highlighted the importance of the diversified sources of our revenue. We remain confident of our business outlook for the remainder of the year,” said Don Young, President and CEO of Aspen Aerogels.

“Our second manufacturing plant remains on track to begin operations in late 2017, and we have narrowed our site selection to a single site in the southeastern part of the United States. We will announce the site location upon completion of site due diligence and final negotiations related to government incentives,” continued Don Young, President and CEO of Aspen Aerogels.

2015 Financial Outlook

Aspen Aerogels updates its 2015 full year outlook as follows:

•	Total revenue is expected to range between $118 million and $122 million, an improvement from the prior guidance range of $113 million to $117 million

•	Adjusted EBITDA is expected to range between $9.2 million and $10.6 million, a refinement of the prior guidance range of $9.0 million to $11.0 million

•	GAAP EPS is expected to range between $(0.20) and $(0.25) per share, a refinement of the prior guidance range of $(0.16) to $(0.28) per share

Our 2015 outlook assumes depreciation and amortization expense of between $9.7 million and $9.9 million, stock based compensation expense of between $5.3 million and $5.4 million, interest expense of $0.2 million, and weighted-average shares of common stock outstanding of approximately 23 million for the full year.

Aspen Aerogels may incur charges, realize gains or losses, or experience other events in 2015 that could cause actual results to vary from this outlook. In addition, the timing of projects may have a significant impact on quarterly and annual revenue and profitability and can be difficult to predict.

Conference Call Notification

A conference call with Aspen Aerogels management to discuss the second quarter results and business highlights will be webcast at 5:00 pm ET on August 6, 2015. During the call, management will respond to questions concerning, but not limited to, Aspen Aerogels’ financial performance, business conditions and industry outlook. Management’s discussion and responses could contain information that has not been previously disclosed. The conference call will be available live as a listen-only webcast and will be hosted at the Investors section of the Aspen Aerogels website, www.aerogel.com. In addition, you may call 877-201-0168 (toll free, U.S. & Canada only), passcode “81681728”, or 647-788-4901, passcode “81681728”, to listen to the live webcast.

Following the live event, an archived version of the webcast will be available on the Aspen Aerogels website for convenient on-demand replay.

A copy of this press release is posted in the Investors section on the Aspen Aerogels website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen Aerogels provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). These non-GAAP financial measures include Adjusted EBITDA. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen Aerogels’ core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen Aerogels’ annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen Aerogels’ ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen Aerogels’ ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen Aerogels’ operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen Aerogels’ GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen Aerogels’ financial results presented in accordance with GAAP. In this press release, Aspen Aerogels has provided a reconciliation of each non-GAAP financial measure used in its financial reporting to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen Aerogels’ financial statements and publicly-filed reports in their entirety and not rely on any single measure.

About Aspen Aerogels, Inc.

Aspen Aerogels is an energy technology company that designs, develops and manufactures innovative, high-performance aerogel insulation used primarily in large-scale energy infrastructure facilities. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its Cryogel®, Pyrogel® and Spaceloft® products at its East Providence, R.I. facility.

Investor Relations Contact:

Shawn Severson

Phone: (415) 489-2198

Fax: (415) 217-7721

shawn@blueshirtgroup.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen Aerogels’ 2015 Financial Outlook. These statements are not historical facts but rather are based on Aspen Aerogels’ current expectations, estimates and projections regarding Aspen Aerogels’ business, operations and other factors relating thereto, including with respect to the 2015 Financial Outlook. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen Aerogels’ expectations about revenue, expenses, margins, Adjusted EBITDA and GAAP EPS; beliefs about the general health of Aspen Aerogels’ business; accounting assumptions involved in arriving at the expectations, and expectations about when Aspen Aerogels’ second plant will become operational and when the site location for the second plant will be announced. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: any disruption in either of our three production lines or the manufacturing facility in which they are located; inability to achieve expected capacity and yield levels of our newly constructed third production line; any failure to achieve an increase in production capacity that Aspen Aerogels’ growth plan requires in a timely manner; any failure of demand for Aspen Aerogels’ products; any failure to achieve expected average selling prices for Aspen Aerogels’ products; the failure to obtain significant additional capital to pursue Aspen Aerogels’ growth strategy; the failure of our products to become widely adopted; the competition Aspen Aerogels faces in its business; the failure to manage Aspen Aerogels’ growth, and the demands that growth places on Aspen Aerogels’ management systems and infrastructure; any failure of Aspen Aerogels’ products to meet applicable specifications and other technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen Aerogels serves; any sustained downturn in the energy industry and/or energy prices; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; shortages of raw materials; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission (“SEC”) on March 13, 2015, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen Aerogels does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$29,575	$49,719
Marketable securities	2,504	—
Accounts receivable, net	19,957	17,924
Inventories	6,075	4,897
Prepaids and other current assets	2,105	836

Total current assets	60,216	73,376
Property, plant, and equipment, net	78,149	71,492
Other assets	123	175

Total assets	$138,488	$145,043

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,791	$14,202
Accrued expenses	4,081	5,588
Deferred revenue	2,531	292
Other current liabilities	112	126

Total current liabilities	16,515	20,208
Other long-term liabilities	1,090	1,119

Total liabilities	17,605	21,327
Total stockholders’ equity	120,883	123,716

Total liabilities and stockholders’ equity	$138,488	$145,043

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Product	$29,755	$25,893	$52,966	$47,386
Research services	341	722	630	1,592

Total revenue	30,096	26,615	53,596	48,978

Cost of revenue:
Product	24,814	22,850	43,659	41,391
Research services	173	340	313	816

Gross profit	5,109	3,425	9,624	6,771
Operating expenses:
Research and development	1,551	1,920	2,855	3,203
Sales and marketing	2,722	3,420	5,054	5,658
General and administrative	3,534	6,206	7,157	8,928

Total operating expenses	7,807	11,546	15,066	17,789

Loss from operations	(2,698)	(8,121)	(5,442)	(11,018)
Interest (expense) income	(45)	(34,027)	(90)	(50,178)

Total other (expense) income	(45)	(34,027)	(90)	(50,178)

Net loss	$(2,743)	$(42,148)	$(5,532)	$(61,196)

Net loss attributable to common stockholders:	$(2,743)	$(42,148)	$(5,532)	$(61,196)

Net loss attributable to common stockholders per share:
Basic	$(0.12)	$(13.88)	$(0.24)	$(40.05)

Diluted	$(0.12)	$(13.88)	$(0.24)	$(40.05)

Weighted-average common shares outstanding:
Basic and diluted	22,999,988	3,035,717	22,996,152	1,527,806

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(amounts in thousands)
Product shipments in square feet	11,150	10,088	19,929	18,891

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measure included in the Aspen Aerogels, Inc. press release dated August 6, 2015 to the most directly comparable GAAP measure:

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time, that we do not believe are indicative of our core operating performance. Such other items have recently included loss on disposal of assets.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(amounts in thousands)
Net loss	$(2,743)	$(42,148)	$(5,532)	$(61,196)
Interest expense	45	34,027	90	50,178
Depreciation and amortization	2,574	2,547	4,759	5,179
Loss on disposal of assets	—	—	—	15
Stock-based compensation	1,404	6,006	2,699	6,344

Adjusted EBITDA	$1,280	$432	$2,016	$520